EXHIBIT 107

Calculation of Filing Fee Tables

S-1
(Form Type)

NEXALIN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of each Class of Securities To be Registered	Security Type	Proposed maximum aggregate Offering price (1)	Fee Rate	Amount of registration fee(2)(5)
Common Stock, $0.001 par value per share	Equity	$11,500,000	.0000927	$1,066.05

Representatives’ Common Stock Warrants (3)

Common Stock underlying Representative’s Warrants	Equity	$1,650,000	.0000927	$152.95

Total		$12,380,000		$1,147.63

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(3)	The Representative’s Warrant represents the right to purchase up to 8% of the shares sold in the offering and are exercisable at 110% of the public offering price per share. Warrant is exercisable for shares of common stock.
(4)	No fee required pursuant to Rule 457 (g) under the Securities Act.
(5)	Previously paid $927.00 on Form S-1 as filed on January 4, 2022.